Exhibit 99.1

Viking Systems Reports Second Quarter Results; Provides 3DHD Update

WESTBOROUGH, Mass., August 5, 2010 (GLOBE NEWSWIRE) – Viking Systems, Inc. (OTCBB:VKNG) today announced financial results for its second quarter ended June 30, 2010. The Company reported a 23% increase in sales to $2,005,323 for the quarter ended June 30, 2010 and a net loss of $450,850 or ($0.01) per share.

Jed Kennedy, Viking Systems’ President and Chief Executive Officer, commented, “We are pleased to report another quarter of strong sales growth while we progress towards the planned launch of our Next Generation 3DHD vision system in the fourth quarter of this year.”

Financial Results
Sales. The Company had sales of $2,005,323 for the three months ended June 30, 2010 and $1,632,662 for the three months ended June 30, 2009, representing an increase of 23%.  For the six months ended June 30, 2010, sales increased 24% to $3,920,396 compared with the same period in the prior year. The increase in sales during 2010 was due to strong performance of the Company’s OEM products more than offsetting decreased sales of Viking branded products.   The Company has experienced increased demand from OEM customers for its 2DHD cameras.  The Company believes sales of its Viking branded products, primarily its currently offered 3Di head mounted display system, have decreased due to the announcement of the planned release of its Next Generation 3DHD Visualization System in the fourth quarter of 2010.

Gross Profit. Gross profit increased 24% and 29%, respectively, for the three and six month periods ended June 30, 2010 compared with the same periods in 2009.  For the three months ended June 30, 2010, gross profit amounted to $546,854, or 27% of sales compared with $441,854, or 27% of sales, for the same period in 2009.   For the six months ended June 30, 2010, gross profit increased 29% to $1,047,788.

Selling and Marketing Expense. Selling and marketing expenses were $207,266 for the three months ended June 30, 2010 and $295,133 for the three months ended June 30, 2009,  representing a decrease of $87,867 or 30%.  For the six months ended June 30, 2010, selling and marketing expense decreased $137,334 or 25%.  The decrease for both periods is primarily due to lower bad debt expense and lower depreciation expense related to demonstration equipment that became fully depreciated during 2009.

Research and Development Expense.  The Company had research and development expenses of $411,624 for the three months ended June 30, 2010 and $138,897 for the three months ended June 30, 2009, representing an increase of $272,727 or 196%.  For the six months ended June 30, 2010 research and development expense increased $326,343 or 112%.  The increase in research and development expense for both periods occurred primarily due to the development costs associated with the Company’s next generation 3D visualization system including the hiring of a Vice President of Research and Development in January 2010.

General and Administrative Expense.  General and administrative expenses include costs for administrative personnel, legal and accounting expenses and various public company expenses. General and administrative expenses were $379,538 for the three months ended June 30, 2010 compared with $394,277 for the three months ended June 30, 2009, representing a decrease of $14,739 or 4%. The decrease during the three months ended June 30, 2010 was primarily due to a decrease in noncash stock option expense related to the value of stock options granted to administrative personnel. For the six months ended June 30, 2010, general and administrative expense increased $1,983.

Operating loss. The operating loss for the three months ended June 30, 2010 was $451,574 compared with $386,453 for the same period in 2009. The operating loss for the six months ended June 30, 2010 was $747,060 compared with $793,800 for the same period in 2009.  The increased operating loss for the three months ended June 30, 2010 is primarily due to the previously described increase in research and development expense more than offsetting the increase in gross profits.  The decreased operating loss for the six months ended June 30, 2010 compared with the same period in 2009 is due the increase in gross profit exceeding the increased in operating expenses by $46,740.  See the reconciliation of the reported net loss in accordance with generally accepted accounting principles (“GAAP”) to the non-GAAP measure of operating loss before non-cash charge following the statement of operations below.

Business Update

Financing
Through July 31, 2010 the Company has sold a total of 6,913,230 common shares through its previously announced financing facility with Dutchess Opportunity Fund, II, LP, for total year-to-date proceeds of $1,517,355 representing an average per share price of $0.22.

Robert Mathews, Executive Vice President and CFO of Viking Systems, Inc. said, “We are very pleased with our financing facility with Dutchess.  To date we have been able to bring in substantial capital for the execution of our strategic plan, while continuing to explore alternative sources of funding.”

Next Generation 3DHD

The Company remains on target to launch its Next Generation 3DHD vision system as planned at the American College of Surgeons’ Clinical Congress in Washington, D.C. in October 2010 and plans to ship systems before year end.  The “Next Gen” product is planned to provide both 2D and 3D viewing options, improved image quality, and a 3DHD flat panel display as an alternative to head mounted displays currently marketed by the Company.  In June the Company, in conjunction with its Italian distributor, EndoMedica, presented its Next Gen 3DHD system at the European Congress of Laparoscopy and Robotics which was held in Rome June 10-12. At the congress, Dr. Gunter Janetschek, Professor and Chairman, Department of Urology, Medical University Salzburg, as part of his talk "Is there a future beyond 'da Vinci'?" included the possible role and benefits of Viking's Next Generation 3DHD Visualization System.

The Company plans to present its Next Gen 3DHD technology on August 31 - September 2, 2010 in Columbus, Ohio at the 5th International Symposium on Hybrid Approach to Congenital Heart Disease (ISHAC) http://www.nationwidechildrens.org/ishac-home. ISHAC Workshop Director, Dr. Alistair Phillips, Attending Cardiothoracic Surgeon at The Heart Center at Nationwide Children’s Hospital and assistant professor of Surgery at The Ohio State University College of Medicine, Columbus, OH said, “The Viking 3D system has become a very important part of our practice and will have an ever increasing role, especially with the improvements Viking has made with the new 3DHD System.”

Jed Kennedy, Viking President & CEO said, “The exposure of our Next Generation 3DHD at these International forums which attract world renown surgeons has been extremely important and reinforces market awareness for the Company’s enabling, high quality 3DHD vision system.”  Kennedy went on to say, “Nearly all laparoscopic procedures are currently performed with a 2D camera. The Company plans to provide surgeons with high quality 3D vision in a cost effective and flexible format which has the potential to not only improve the quality of care but also to reduce procedure time and therefore cost of procedures.”

About Viking Systems, Inc.

Viking Systems, Inc. (OTCBB:VKNG - News) is a leading worldwide developer, manufacturer and marketer of 2D and 3D visualization solutions for complex minimally invasive surgery. The Company partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. For more information visit the Company's website at: www.vikingsystems.com

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

VIKING SYSTEMS, INC.
Statements of Operations -Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Sales, net	$2,005,323	$1,632,662	$3,920,396	$3,153,890
Cost of sales	1,458,469	1,190,808	2,872,608	2,343,834

Gross profit	546,854	441,854	1,047,788	810,056

Operating expenses:
Selling and marketing	207,266	295,133	413,869	551,203
Research and development	411,624	138,897	618,405	292,062
General and administrative	379,538	394,277	762,574	760,591
Total operating expenses	998,428	828,307	1,794,848	1,603,856
Operating loss	(451,574)	(386,453)	(747,060)	(793,800)

Other income (expense):
Interest income	724	240	937	750
Interest expense	-	(320)	(177)	(1,055)
License fee	-	-	-	115,000
Other income (expense)	-	-	-	2,060
Total other income (expense)	724	(80)	760	116,755
Net loss	$(450,850)	$(386,533)	$(746,300)	$(677,045)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average shares - basic and diluted	50,446,414	42,715,110	48,188,537	42,715,110

Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting the Company’s operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding the Company’s ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net loss, as reported	$(450,850)	$(386,533)	$(746,300)	$(677,045)
Adjustments:

Total other (income)/expense	(724)	80	(760)	(116,755)
Operating loss, as reported	(451,574)	(386,453)	(747,060)	(793,800)
Non-cash stock option expense	98,419	112,257	194,029	230,018
Depreciation and amortization	28,149	80,799	58,666	172,293
Operating loss before non-cash charges	$(325,006)	$(193,397)	$(494,365)	$(391,489)

VIKING SYSTEMS, INC.
Condensed Balance Sheets

Assets	June 30,	December 31,
	2010	2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$1,316,372	$721,121
Accounts receivable, net	507,430	455,488
Inventories, net	1,778,245	1,537,851
Prepaid expenses and other current assets	146,483	67,103
Total current assets	3,748,530	2,781,563

Property and equipment, net	36,204	31,101
Intangible assets, net	105,000	140,000
Total assets	$3,889,734	$2,952,664

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,057,976	$919,807
Accrued expenses	821,134	770,136
Deferred revenue	22,048	359,027
Total current liabilities	1,901,158	2,048,970

Total stockholders' equity	1,988,576	903,694
Total liabilities and stockholders' equity	$3,889,734	$2,952,664

CONTACT: Viking Systems, Inc.

Robert Mathews, EVP & CFO

(508) 366-3668 Ext. 8392